Exhibit 99.2

SL Green Realty Corp. Announces $500 Million Increase to Share Repurchase Program

Total Authorization of $2.5 billion

NEW YORK— November 30, 2018 — SL Green Realty Corp. (NYSE: SLG), New York City’s largest office landlord, today announced that the Company’s Board of Directors has authorized an increase to the size of its share repurchase program by an additional $500 million of the Company’s common stock, bringing the program to a total of $2.5 billion.

To date, the Company has repurchased 18,087,322 shares under the program. In addition, the Company has redeemed 445,517 units of the Company’s Operating Partnership in connection with real estate transactions.

“The expansion of our stock repurchase program is in response to the significant discrepancy that persists between our share price and the underlying value of our assets,” said Marc Holliday, Chief Executive Officer of SL Green. “We are pleased with the results of this program to date, as we’ve been able to monetize assets that were ripe for harvesting and reinvest those proceeds in a way that is accretive to earnings and net asset value, as well as being sensitive to our investment grade balance sheet.  We believe this is a program that creates tremendous value for our investors.”

About SL Green Realty Corp.

SL Green Realty Corp., an S&P 500 company and New York City’s largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of September 30, 2018, SL Green held interests in 106 Manhattan buildings totaling 46.4 million square feet. This included ownership interests in 28.2 million square feet of Manhattan buildings and 18.2 million square feet of buildings securing debt and preferred equity investments. In addition, SL Green held ownership interests in 15 suburban buildings totaling 2.3 million square feet in Brooklyn, Westchester County, and Connecticut.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, are forward-looking statements. Forward-looking statements are not guarantees of future performance and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,”

“should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties, many of which are beyond our control, that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. Factors and risks to our business that could cause actual results to differ from those contained in the forward-looking statements are described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

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Contacts

Investors:

Matt DiLiberto

Chief Financial Officer
SL Green Realty Corp.
(212) 594-2700

Press:
BerlinRosen

slgreen@berlinrosen.com

646.452.5637